UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 10, 2024

RELIANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13122	95-1142616
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

16100 N. 71st Street, Suite 400

Scottsdale, AZ 85254

(Address of principal executive offices)

(480) 564-5700

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.001 par value	RS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 10, 2024, Reliance, Inc. (the “Company”) entered into the Second Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company, as Borrower, Bank of America N.A., as the Administrative Agent, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents, PNC Bank, National Association and the Toronto-Dominion Bank, New York Branch, as Co-Documentation Agents, and the other lenders party thereto. BofA Securities, Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC are joint lead arrangers and joint bookrunners and PNC Capital Markets LLC and TD Securities (USA) LLC are joint lead arrangers. The Credit Agreement amends and restates the Company’s existing amended and restated credit agreement dated as of September 3, 2020 (the “Existing Credit Agreement”) among the Company, Bank of America, N.A., as administrative agent, each lender party thereto and the other agents party thereto.

The Credit Agreement provides for a five-year senior unsecured revolving credit facility in an aggregate amount of $1.5 billion, which includes a $150 million letter of credit sublimit and a $50 million swing line loan sublimit.  As of September 10, 2024, the Company had approximately $82 million of borrowings outstanding under the Credit Agreement. The Company may use funds borrowed under the Credit Agreement from time to time for general corporate purposes, growth and stockholder return activities.

The Credit Agreement is not guaranteed by any of the Company’s subsidiaries and is unsecured.

At the Company’s option, borrowings under the Credit Agreement will bear interest at either the Secured Overnight Financing Rate (“SOFR”) or an alternate base rate, in each case plus the applicable interest rate margin.

Borrowings will initially bear interest at SOFR plus 1.00% per annum, in the case of SOFR borrowings, or at the base rate, in the alternative, through and including the date of delivery of a compliance certificate for the fiscal quarter ending September 30, 2024, and thereafter the interest rate will fluctuate between SOFR plus 1.00% per annum and SOFR plus 1.50% per annum (or between the alternate base rate and the alternate base rate plus 0.50% per annum), based upon the Company’s Total Net Leverage Ratio (as defined in the Credit Agreement) at such time.

In addition, the Company will initially be required to pay fees of 0.10% per annum on the unused amount of the Credit Agreement through and including the date of delivery of a compliance certificate for the fiscal quarter ending September 30, 2024, and thereafter the fee rate will fluctuate between 0.10% per annum and 0.20% per annum, based upon the Company’s Total Net Leverage Ratio.

The Credit Agreement contains usual and customary representations and warranties, and usual and customary affirmative and negative covenants (subject to certain exceptions and baskets). The Credit Agreement deleted the interest coverage ratio contained in the Existing Credit Agreement and a maximum total net leverage ratio is the only remaining financial maintenance covenant.

The Credit Agreement also contains usual and customary events of default, including non-payment of principal, interest, fees and other amounts, breach of a representation or warranty, non-performance of covenants and obligations, default on other material debt, bankruptcy or insolvency, material judgments, incurrence of certain ERISA liabilities, impairment of loan documentation, and change of control. Outstanding borrowings under the Credit Agreement may be prepaid at any time without premium. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

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Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01.  Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Second Amended and Restated Credit Agreement dated as of September 10, 2024, among Reliance, Inc., as Borrower, Bank of America N.A., as the Administrative Agent, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents, PNC Bank, National Association and Toronto-Dominion Bank, New York Branch, as Co-Documentation Agents, and the other lenders party thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RELIANCE, INC.

Dated: September 16, 2024	By:	/s/ William A. Smith II
William A. Smith II
Senior Vice President, General Counsel and Corporate Secretary

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